Exhibit 10.5

MCLEODUSA INCORPORATED

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (the “Agreement”) by and between McLeod USA Incorporated (the “Company”) and Royce J. Holland (the “Optionee”), dated as of January 1, 2006 under the McLeodUSA Incorporated 2006 Omnibus Equity Plan (the “Plan”).

1.                                       Definitions. Capitalized terms which are not defined herein shall have the meaning set forth in the Plan.

2.                                       Number of Shares and Exercise Price. The Company hereby grants to the Optionee an option (the “Option”), subject to the terms and conditions set forth herein and in the Plan, to purchase 750,000 shares of Company Stock (“Shares”), subject to adjustment in accordance with Section 3 of the Plan, at a price (the “Exercise Price”) of $8.33 per Share (subject to adjustment in accordance with Section 3 of the Plan). The Option is a nonqualified stock option. The grant of the Option is in full satisfaction of the obligations set forth in Section 3(c) of the Employment Agreement between the Participant and the Company, dated as of January 1, 2006 (the “Employment Agreement”) and the parties hereby acknowledge that the share amount, exercise price and vesting provisions set forth in this Agreement shall govern the Option in lieu of the share amount, exercise price and vesting provisions set forth in Section 3(c) of the Employment Agreement.

3.                                       Term of Option and Conditions of Exercise.

(a)                                  Term of Option. Unless the Option is earlier terminated pursuant to this Agreement, the term of the Option shall commence on the Date of Grant and terminate upon the tenth anniversary of the Date of Grant, provided, however, that if on or after the sixth anniversary of the Date of Grant the Shares are or become listed on a national securities exchange, the term of the Option will expire on the 90th day following such sixth anniversary or, if later, the date upon which the Shares become so listed. For purposes of this Agreement, the Date of Grant shall be deemed to be January 1, 2006.

(b)                                 Option Vesting. Subject to the provisions of this Agreement and the Plan and the Optionee’s continued employment with the Company on the applicable vesting dates, the Option will become exercisable with respect to 225,000 Shares subject thereto immediately on the Date of Grant and with respect to an additional 225,000 such shares on each of the first two anniversaries of the Date of Grant with respect to 75,000 such shares on the third anniversary of the Date of Grant.

(c)                                  Vesting Upon Change in Control. Notwithstanding the foregoing, any outstanding and unvested portion of the Option shall become fully vested and exercisable upon the occurrence of a Change in Control, as such term is defined in the Employment Agreement between the Optionee and the Company, dated as of January 1, 2006 (the “Employment Agreement”).

(d)                                 Condition to Acceptance; Exercise. If, at the time of exercise of all or any portion of the Option, the Board or Committee determines that it is desirable to require the Optionee to enter into the Company’s Stockholders Agreement, it shall be a condition to the exercise of the Option that the Optionee join such Stockholders Agreement by executing a joinder agreement in the form provided by the Company.

4.                                       Rights and Obligations Upon Termination of Employment or Service.

(a)                                  If the Optionee’s employment terminates due to the Optionee’s death or Disability, the Option will become fully vested immediately prior to such termination. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s long-term disability in which the Optionee participates, or, if there is no such Plan, shall be determined by the Committee in good faith

(b)                                 Except as set forth below, if the Optionee’s employment with the Company terminates for any reason, the vested portion of the Option (giving effect to Section 4(a)) shall remain exercisable until the later of (i) ninety (90) days following the date of such termination and (ii) the date which is three months following the date the Shares become listed on a national securities exchange (but in any event subject to the maximum term of the Option set forth in Section 3(a)), and at the end of such period the vested portion of the Option shall terminate. Notwithstanding the foregoing, if such termination of employment occurs prior to the first anniversary of the Date of Grant and it is by the Company for Cause or by the Executive without Good Reason (in each case as defined in the Employment Agreement) the (i) both the vested and unvested portion of the Option shall terminate immediately upon such termination of employment and (ii) the Optionee shall return to the Company any and all Shares acquired pursuant to the exercise of the Option. The unvested portion of the Option shall terminate and may not be exercised following the termination of the Optionee’s employment with the Company.

5.                                       Nontransferability of Option; Conditions to Transfer of Option Shares. The Option shall not be assignable or transferable otherwise than by a duly executed and attested will or by the laws of descent and distribution; and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee or the Optionee’s legal representative.

6.                                       Exercise of Option. The Option shall be exercised by a written notice delivered to the Secretary of the Company at the Company’s principal executive offices in accordance with Section 8, specifying the portion of the Option to be exercised and accompanied by payment therefor. The exercise price for any Shares purchased pursuant to the exercise of the Option shall be paid in full upon such exercise in cash, by wire transfer or certified check or by such other method as may be approved by the Committee.

7.                                       Rights as a Shareholder.

(a)                                  By accepting the Option, the Optionee acknowledges that the Optionee is and will be subject to the applicable provisions of the Plan with respect to Shares acquired pursuant to such exercise, including, without limitation, the provisions of Section 9 of the Plan, and that the Optionee has read and understood such provisions and the provisions referenced therein.

(b)                                 Other Restrictions. Notwithstanding anything to the contrary contained herein, all repurchases of and payments for the Shares by the Company shall be subject to applicable legal restrictions and any restrictions in the Company’s and its Affiliates’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of or payment for the Shares hereunder, the Company shall make such repurchases or payments as soon as it is permitted to do so under such restrictions.

8.                                       Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by confirmed facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Optionee:	Royce J. Holland
17415 Pauma Valley Circle
Dallas, TX 75287

If to the Company:	6400 C Street, SW
Cedar Rapids, IA 52406-3177
Attention: Optim Plan Administrator-HR

Either party may furnish to the other in writing a substitute address and phone and fax numbers for delivery of notice in accordance with Section 8. Notices and communications shall be effective when actually received by the addressee.

9.                                       Incorporation of Plan; Acknowledgement. The Plan is hereby incorporated herein by reference and made a part hereof, and the Option and this Agreement are subject to all terms and conditions of the Plan. In the event of any inconsistency between the Plan and this Agreement, the provisions of the Plan shall govern. By signing this Agreement, the Optionee acknowledges having received and read a copy of the Plan. In the event of any inconsistency between the Plan, this Agreement, and the Employment Agreement on matters regarding the rights and obligations of the Company and the Optionee upon termination of employment or service, the provisions of the Employment Agreement shall govern.

10.                                 Adjustment of Option. The Option shall be subject to the adjustment provisions set forth in Section 3 of the Plan.

11.                                 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

12.                                 Amendment and Termination. Rights and obligations under this Agreement shall not be adversely altered or impaired by termination or amendment of the Plan, except with the consent of the Optionee.

13.                                 Representations.

(a)                                  The Optionee hereby represents and warrants that, upon exercise of the Option, the Optionee will be acquiring Shares for investment solely for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The Optionee agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Shares, or solicit any offers to purchase or otherwise acquire or take a pledge of any Shares, unless such offer, transfer, sale, assignment, pledge, hypothecation or other disposition complies with (A) the provisions of the Plan and this Agreement and (B) the Securities Act or an exemption therefrom.

(b)                                 The Optionee acknowledges and represents that he has been advised by the Company that (i) the offer and sale of the Shares have not been registered under the Securities Act; (ii) if acquired, the Shares must be held indefinitely and Optionee must continue to bear the economic risk of the investment in the Shares; (iii) a restrictive legend with respect to the foregoing shall be placed on the certificates representing the Shares; and (iv) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Shares.

14.                                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

MCLEODUSA INCORPORATED

/s/ Bernard L. Zuroff
By: Bernard L. Zuroff
Title: General Counsel, GVP and Secretary

/s/ Royce J. Holland

[McLeodUSA letterhead]

February 27, 2007

Royce J. Holland

17415 Pauma Valley Circle

Dallas, TX  75287

Re:          Amendment of Option Agreement

Dear Royce,

McLeodUSA Incorporated and you hereby agree to amend your Stock Option Agreement, dated as of January 1, 2006, covering the grant of a nonqualified stock option for 750,000 shares of Common Stock, to increase the exercise price from $8.33 per share to $8.43 per share (subject to adjustment in accordance with Section 3 of the 2006 Omnibus Equity Plan).

McLeodUSA Incorporated hereby agrees to pay you a cash bonus of $75,000, less applicable withholding, on January 2, 2008 or as soon thereafter as practicable.

Please sign below to indicate your agreement to the foregoing.

McLeodUSA Incorporated

	By:	/s/ Bernard L. Zuroff

	Title:	General Counsel

Agreed:

/s/ Royce J. Holland
Royce J. Holland